Exhibit 4

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing Amendment No. 3 to Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: March 3, 2005

THE FELIX HARVEY FOUNDATION, INC.

By:	/s/ C. Felix Harvey
Name:	C. Felix Harvey
Title:	Vice President

/s/ C. Felix Harvey
C. FELIX HARVEY

THE MAURICE J. KOURY FOUNDATION, INC.

By:	/s/ Maurice J. Koury
Name:	Maurice J. Koury
Title:	President

/s/ Maurice J. Koury
MAURICE J. KOURY

/s/ Sunny Harvey Burrows
SUNNY HARVEY BURROWS